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                                                                     EXHIBIT 5.1

                           (Letterhead of Carey Olsen)

Amdocs Limited
Tower Hill House
The Bordage
St. Peter Port
Guernsey

April 7, 2004

Dear Sirs:

RE:      REGISTRATION STATEMENT ON FORM F-3

The following opinion is furnished to you in connection with the filing by Amdocs Limited, a company organised under the laws of Guernsey, Channel Islands (the "Company"), of its registration statement on Form F-3 (the "Registration Statement"), under the Securities Act of 1933, as amended, relating to the registration for resale by the selling securityholders named therein of $450.0 million principal amount of 0.50% Convertible Senior Notes due 2024 (the "Notes") and the ordinary shares, (pound)0.01 par value, of the Company issuable upon conversion of the Notes (the "Shares"). The Notes were issued pursuant to an Indenture, dated March 5, 2004 (the "Indenture"), among the Company and The Bank of New York, as trustee (the "Trustee").

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Registration Statement to be filed with the Securities and Exchange Commission with respect to the Notes and the Shares, the Registration Rights Agreement, dated March 5, 2004, the Indenture, resolutions adopted by the board of directors of the Company, and the Articles of Association and Memorandum of Association of the Company.

Based upon such examination, we are of opinion that:

     1. The Company has been duly organized and is validly existing as a company under the laws of Guernsey, Channel Islands.

     2. The Notes have been duly authorized and are validly issued, executed and delivered by the Company and, assuming they have been authenticated by the Trustee in the manner provided by the Indenture, are valid and binding obligations of the Company, entitled to the benefits provided by the Indenture and enforceable against the Company in accordance with their terms; and

     3. The Shares issuable upon conversion of the Notes have been duly authorized by the Company and, when issued upon conversion of the Notes in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable.

We express no opinion on any law other than the law of Guernsey as of the date hereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Yours sincerely,

/s/ Carey Olsen
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Carey Olsen